SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):    July 25, 2014

AARON’S, INC.
(Exact name of Registrant as Specified in Charter)

Georgia	1-13941	58-0687630
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

309 E. Paces Ferry Road, N.E. Atlanta, Georgia	30305-2377
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (404) 231-0011

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.     RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On July 25, 2014, Aaron's, Inc. (the “Company”) issued a press release to announce its financial results for the three- and six-month periods ended June 30, 2014. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The press release presents the Company’s net earnings and diluted earnings per share (“EPS”) excluding the items described below. These measures are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

2014 Adjustments

•Progressive Acquisition. On April 14, 2014, the Company completed its acquisition of Progressive Finance Holdings, LLC (“Progressive”) for cash consideration of approximately $700 million. The press release presents earnings and EPS excluding $9.7 million in amortization of intangibles related to the acquisition, as well as estimated acquisition-related fees and expenses, including financial advisory and legal fees, of $5.5 million. The Company had never previously completed an acquisition of the magnitude of the Progressive transaction.

•Strategic Matters. The Company and its Board addressed various strategic matters during the second quarter of 2014, including an unsolicited acquisition offer, two proxy contests and shareholder proposals. The Company incurred $12.4 million in financial advisory and legal costs to address them during the second quarter. These matters were unprecedented in the Company’s history, and the level of the professional fees associated with them was similarly exceptional.

•Restructuring Charges. In connection with its previously announced new strategy, which includes an initiative to rationalize the Company’s store base, the Company incurred approximately $2.3 million in restructuring charges related to store closures in the second quarter. While the Company has routinely closed and sold stores on an opportunistic basis in the ordinary course of business in the past, and has also disposed of non-core businesses in substantially their entirety, it has not previously implemented a store rationalization program across the Company’s entire core business, so management regards these restructuring charges as unusual.

2013 Adjustments

•California Regulatory Investigation. As previously reported, the Company has been cooperating in a regulatory investigation by the California Attorney General into its business. The Company accrued $15.0 million for loss contingencies in connection with this investigation during the second quarter of 2013. Management believes that the circumstances and potential cost of this particular matter differentiate it from the Company’s normal course legal and regulatory proceedings.

•Retirement and Vacation Related Charges. The Company implemented changes to its retirement and vacation policies last year, resulting in $4.9 million in charges in the second quarter. While charges related to retirement or employee benefit actions or policy changes do arise from time to time, management regards the charges incurred in the quarter ended June 30, 2013 as uncommon in both nature and size.

While some of the matters described above may not be considered as non-recurring in nature in a strictly accounting sense, management regards the circumstances and magnitude of these matters as not arising out of the ordinary course of business and as not, in all cases, entirely susceptible to prediction or effective management. For these reasons, management believes that presentation of net earnings and diluted EPS excluding these adjustments is useful because it gives investors supplemental information to evaluate and compare the performance of the Company’s underlying core business from period to period.

The press release also presents Progressive’s earnings before interest on indebtedness incurred to finance the acquisition, taxes and depreciation and amortization of property, plant and equipment and, most significantly, acquisition-related intangibles (“EBITDA”). EBITDA is also not a measure presented in accordance with GAAP. Management believes presenting the Progressive segment’s EBITDA is useful to investors because it provides some indication of what the results of the Progressive segment would have been absent the effects of the Company’s acquisition of Progressive, which arise principally from the debt financing of the transaction and acquisition-related accounting for intangible assets.

Non-GAAP financial measures should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP basis net earnings and diluted EPS and Progressive’s GAAP pre-tax loss, which are also presented in the press release.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d)    Exhibits:

Exhibit No.	Description
99.1	Aaron's, Inc. press release dated July 25, 2014, announcing the Company's financial results for the second quarter and first six months of 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AARON’S, INC.
	By:	/s/ Gilbert L. Danielson
Date: July 25, 2014		Gilbert L. Danielson Executive Vice President and Chief Financial Officer